Exhibit 10.23

February 22, 2022

Re: Amendment to Offer Letter

Dear Dmitry:

On behalf of Blaize, Inc. (“Blaize” or the “company”), I am pleased to inform you, due to your hard work, dedication, and commitment to the organization, you have been awarded an increase in your annual salary from $330,000 to $400,000 effective February 17, 2022.

Your current job title and responsibilities will not change, and you will continue to work on your existing assignments. We are confident the skills and talent you bring will greatly assist Blaize in achieving its goals.

Additionally, if you are subject to a Termination Without Cause (including if the company finds that we must reduce our workforce to ensure the financial stability of the company), then you will be entitled to the benefits described below, but only if you (i) have returned all company property in your possession, (ii) have resigned as a member of the Boards of Directors of the company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the company or persons affiliated with the company. The release must be in the form prescribed by the company, without alterations. You must execute and return the release on or before the date specified by the company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described below.

If you are subject to a Termination Without Cause, then the company, in its sole discretion, will either provide you with three months of notice or continue to pay your base salary for a period of three months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the company’s standard payroll procedures. The salary continuation payments, if any, will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

The following terms have the meaning set forth below wherever they are used in this letter agreement:

●	“Cause” means (a) your unauthorized use or disclosure of the company’s confidential information or trade secrets, which use or disclosure causes material harm to the company, (b) your material breach of any agreement between you and the company, (c) your material failure to comply with the company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the company or its directors, officers or employees, if the company has requested your cooperation.
●	“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
●	“Termination Without Cause” means a Separation as a result of a termination of your employment by the company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

For purposes of Section 409A of the Code, each post-Separation salary continuation payment described above is hereby designated as a separate payment. If the company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments described above, to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

Except as specifically provided in this letter agreement, the terms of your offer letter dated November 15, 2018 (the “Offer Letter”) remain in full force and effect. Your Offer Letter and this letter agreement constitute the complete agreement between you and the company, contain all of the terms of your employment with the company, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the company. This letter agreement can only be amended or modified in a written agreement signed by both you and a duly authorized officer of the company.

Should you have any questions, please feel free to reach out to your manager or to Human Resources.

Congratulations and thank you for your ongoing efforts.

Harminder Sehmi
Vice President, Finance

/s/ Harminder Sehmi

Acknowledged and Accepted

/s/ Dmitry Zakharchenko	02/24/2022
Dmitry Zakharchenko	Date